AIRCHARGE(R) Teams with Sprint to Provide Wireless Payment Services for Southwest Airline's LUV Classic Golf Tournament Benefiting Ronald McDonald House Charities

December 4, 2007

AIRCHARGE(R), a wholly owned subsidiary of Pipeline Data Inc. PPDA, recently teamed with Sprint Nextel S to provide secure wireless payment services for Southwest Airline's LUV 22nd Annual LUV Classic Golf tournament to benefit Ronald McDonald House Charities in Dallas, Texas. AIRCHARGE(R) and Sprint Nextel paired i355 Motorola phones on the Sprint Nationwide Network with AIRCHARGE(R) AirPro card swipe printing devices and proprietary software to provide secure credit card transaction processing at both the Bear Creek Golf Club course, where the event was hosted, and the charity auction dinner later that evening.

"AIRCHARGE(R) and Sprint really came through for us in an extremely condensed time frame. Their payment solutions worked on short notice and in very challenging conditions. We had several stations around the course accepting donations from our tournament participants and processed almost 400 transactions throughout the day. We are very pleased that both AIRCHARGE(R) and Sprint Nextel delivered in such a big way," said Lori Skinner, LUV Classic Event Coordinator for Southwest Airlines.

"When Southwest Airlines informed me their credit card processor could not provide the wireless devices necessary for the LUV Classic, we contacted our wireless payment partner, AIRCHARGE(R), immediately," said Jeff Kort, Sprint Senior Account Executive. "Even though we had only 72 hours from receiving the request to delivering the solution, Sprint and AIRCHARGE(R) teams worked together successfully to provide a merchant account, eighteen (18) Motorola phones coupled with the AIRCHARGE(R) AirPro card swipe, printing devices and proprietary software."

"Having the opportunity to provide our secure wireless payment devices, software and merchant processing to benefit the important work of Ronald McDonald House Charities was very rewarding," added James Plappert, Chief Marketing Officer of Pipeline Data. "When such high quality and well respected companies as Southwest Airlines and Sprint trust AIRCHARGE(R) to provide payment solutions, then we know our commitment to quality, security and innovation have made a positive impact," he added.

About Pipeline Data Inc.

Pipeline Data Inc. (PPDA) is a value-added provider of merchant payment processing services and other related software products. The Company currently delivers credit and debit card -based payment processing and related services to small to medium-sized merchants who operate either in a physical "brick and mortar" business environment, over the Internet or wirelessly utilizing cellular phones. Pipeline's payment processing services enable merchants to process traditional card-present, or "swipe" transactions, as well as card-not-present transactions. For more information, please visit www.pipelinedata.com.

About Southwest Airlines

Southwest Airlines is the nation's largest carrier in terms of domestic passengers enplaned, and currently serves 64 cities in 32 states. The company was recently named to Business Week's first ever list of "Customer Service Champs," which ranks corporate America's best providers of customer service. For eight years in a row, Southwest Airlines was named to Business Ethics magazine's list as one of America's "100 Best Corporate Citizens" for its leadership role in corporate citizenship. For eleven consecutive years, FORTUNE magazine recognized Southwest Airlines as one of America's top ten Most Admired Companies. For more information, please visit www.southwest.com. Contact Information: Pipeline Data Inc. Phil Chait, 617-405-2600